Exhibit 99.1
News Release

Pioneer Natural Resources Company Reports Second Quarter 2018
Financial and Operating Results

Dallas, Texas, August 7, 2018 - Pioneer Natural Resources Company (NYSE:PXD) (“Pioneer” or “the Company”) today reported financial and operating results for the quarter ended June 30, 2018.

Pioneer reported second quarter net income attributable to common stockholders of $66 million, or $0.38 per diluted share. Without the effect of noncash mark-to-market (MTM) derivative losses of $170 million after tax, or $0.99 per diluted share, and asset divestiture related net charges of $7 million, or $0.04 per diluted share, adjusted income for the second quarter was $243 million after tax, or $1.41 per diluted share.

Second quarter financial and operating highlights included:

•
producing 280 thousand barrels oil equivalent per day (MBOEPD) in the Permian Basin (272 MBOEPD after adjusting for the unanticipated impact of certain items1); Permian Basin oil production increased to 175 thousand barrels of oil per day (MBOPD) (177 MBOPD after adjusting for the same items2); placing 67 horizontal wells on production;

•
producing 328 MBOEPD companywide (320 MBOEPD after adjusting for the same items3); adjusted production was near the top end of Pioneer’s second quarter production guidance range of 312 MBOEPD to 322 MBOEPD;

•
continuing to maintain a strong balance sheet with cash on hand at the end of the second quarter of $1.5 billion (including liquid investments); cash on hand reflects the repayment of $450 million of senior notes in May 2018; net debt to forecasted 2018 operating cash flow was 0.2 times and net debt-to-book capitalization was 6% at the end of the second quarter;

•
repurchasing $51 million of common stock during the first half of 2018; purchases were attributable to the Company’s $100 million authorized share repurchase program and share-based employee awards that vested in 2018; share purchases are intended to offset dilution associated with employee stock awards;

•
delivering approximately 165 MBOPD of the Company’s Permian Basin oil production to the Gulf Coast under firm transportation (FT) contracts; the Company exported 103 MBOPD of the total volumes delivered to the Gulf Coast; FT uplift associated with Gulf Coast refinery and export sales added $69 million of incremental cash flow; greater than 90% of Pioneer’s forecasted Permian Basin oil production is covered under FT contracts through early 2021, with these volumes receiving Brent-related pricing;

•
executing contract option to receive West Texas Intermediate (WTI) Cushing pricing on the Company’s Permian Basin oil production volumes in excess of Gulf Coast FT commitments; beginning in September 2018, Pioneer will have no exposure to Midland oil pricing through 2020;

•
delivering approximately 70% of the Company’s Permian Basin gas production under firm pipeline contracts tied to the southern California gas price index; the remainder is sold primarily under term contracts at Waha pricing; southern California priced sales received an uplift of $0.25 per thousand cubic feet of gas (MCF) versus Waha sales; and

•
placing a three-well Wolfcamp D pad on production in the southern Wolfcamp joint venture acreage utilizing Version 3.0 completions; pad delivered 90-day cumulative production of 373 MBOE (60% oil), representing an improvement of approximately 75% over 2014 and 2015 Wolfcamp D wells drilled and completed in this area.

Pioneer’s full-year 2018 update includes:

•
operating 20 horizontal rigs in the Permian Basin; planning to add four rigs to support the 2019 plan, two in August and two during the fourth quarter of 2018; expecting to place 250 to 275 wells on production during 2018; drilling wells in the Permian Basin that deliver strong cash operating margins and high rates of return;

•	expecting to add approximately 60 Version 3.0+ completions[4] during the second half of 2018; Version 3.0+ completions to date continue to show strong results and improved economics;

•
planning to place 19 wells in the Spraberry horizontal appraisal program on production in second half of 2018; program will help determine the optimal long-term development strategy for the Middle Spraberry Shale, Jo Mill and Lower Spraberry Shale;

•
expecting noncore asset divestiture process to be completed by year end, resulting in Pioneer becoming a Permian Basin “pure play”; closed sales of Raton Basin and selected Eagle Ford acreage for $182 million; signed purchase and sale agreement to sell West Panhandle field for $201 million, with the sale expected to close during the third quarter of 2018; progressing divestiture of Eagle Ford and other South Texas assets;

•
adjusting 2018 capital program to $3.3 billion to $3.4 billion (excluding acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A and IT system upgrades); capital spending to be funded from forecasted operating cash flow of approximately $3.3 billion at current strip prices for the remainder of 2018 ($69 per barrel for oil and $2.80 per MCF for gas) and proceeds from asset divestitures; the 2018 capital budget adjustment reflects adding four rigs in support of the 2019 plan, adding approximately 60 Version 3.0+ completions[4] in the second half of 2018 and the effects of operating in a higher oil price environment; and

•	forecasting Permian Basin production growth in 2018 of 19% to 24% compared to 2017; production is currently trending toward the upper half of this range.

President and CEO Timothy L. Dove stated, “The Company delivered another great quarter, with healthy earnings, solid execution, strong production growth and excellent horizontal well performance in the Permian Basin.  Our world-class Permian Basin asset is considered by many to be the top oil shale play in North America.  We are drilling the most productive wells in the Basin, resulting in strong cash operating margins and high rates of return.”

“The Company’s marketing strategy continues to provide incremental cash flow and margin improvements that flow directly to our bottom line.  Our firm transportation agreements on greater than 90% of our Permian Basin oil volumes continue to be a key differentiator. These contracts for oil transportation to the Gulf Coast not only expose us to Brent-related pricing, but also insulate us from domestic oil price and differential volatility. In addition, the execution of a contract option will allow us to receive WTI Cushing pricing through 2020 on the remaining Permian Basin oil volumes in excess of our Gulf Coast firm transportation commitments. As a result, beginning next month, the Company will have no exposure to Midland oil pricing.”

“Our transition to a Permian Basin ‘pure play’ is expected to be complete by year end.  We have closed the sales of both the Raton Basin assets and selected Eagle Ford Shale acreage, plus we have signed a purchase and sale agreement to sell the West Panhandle field. Once the divestitures of the non-Permian assets are complete, the Company will report stronger cash operating margins and corporate returns due to an increase in revenue per barrel oil equivalent (BOE) and a decrease in operating costs per BOE.”

Permian Basin Operations Update and Outlook

Pioneer is the largest acreage holder in the Midland Basin, with approximately 550,000 gross acres in the northern portion of the play and approximately 200,000 gross acres in the southern Wolfcamp joint venture area. Pioneer’s contiguous acreage position and substantial resource potential allow for decades of drilling horizontal wells with lateral lengths ranging from 7,500 feet to 14,000 feet.

The Company implemented a completion optimization program during 2015 in the Permian Basin that combines longer laterals with optimized stage lengths, clusters per stage, fluid volumes and proppant concentrations. The objective of the program was to improve well productivity by allowing more rock to be contacted closer to the horizontal wellbore. In 2013 and 2014, the Company’s initial fracture stimulation design (Version 1.0) consisted of proppant concentrations of approximately 1,000 pounds per foot, fluid concentrations of 30 barrels per foot, cluster spacing of 60 feet and stage spacing of 240 feet. Beginning in mid-2015, the Company enhanced its fracture stimulation design (Version 2.0), which consisted of larger proppant concentrations of approximately 1,400 pounds per foot, larger fluid concentrations of 36 barrels per foot, tighter cluster spacing of 30 feet and shorter stage spacing of 150 feet. Beginning in the first quarter of 2016, Pioneer commenced testing further-enhanced completion designs (Version 3.0), which included larger proppant concentrations of approximately 2,000 pounds per foot, larger fluid concentrations up to 50 barrels per foot, tighter cluster spacing down to 15 feet and shorter stage spacing down to 100 feet.

Pioneer placed 38 Version 3.0 wells on production during the second quarter of 2018. The Company also placed 29 wells on production during the second quarter of 2018 that utilized higher intensity completions compared to Version 3.0 wells. These are referred to as Version 3.0+ completions. Results from the 65 Version 3.0+ wells completed in 2017 and the first half of 2018 are outperforming production from nearby offset wells with less intense completions. Based on the success of the higher intensity completions to date, the Company is adding approximately 60 Version 3.0+ completions4 in the second half of 2018.

The Company delivered approximately 165 MBOPD under firm pipeline commitments to the Gulf Coast during the second quarter, of which 103 MBOPD was exported. The Company expects export volumes in the third quarter of 2018 to be higher compared to the second quarter as Pioneer’s export capacity increases to 165 MBOPD. Pioneer’s oil volumes under firm transportation contracts increase through early 2021 commensurate with the Company’s forecasted Permian Basin oil production growth. Firm pipeline contracts insulate Pioneer from the widening of the Midland/Cushing oil price differential by moving over 90% of the Company’s forecasted oil production to the Gulf Coast, where the Company receives Brent-related pricing, with the balance of the Company’s oil production volumes being priced at WTI Cushing beginning in September 2018.

In the second quarter of 2018, the Company reported a $69 million cash flow uplift from sales to Gulf Coast refinery and export markets at Brent-related pricing. The reported cash flow uplift from these sales reflects the Brent/WTI differential at the time the sales contract was signed, which is typically two months prior to the actual delivery. As a result, the significantly wider Midland/Cushing and Brent/WTI differentials experienced in May through July of 2018 are expected to result in a substantial cash flow uplift in the third quarter compared to second quarter of 2018.

The Company also remains well positioned to move its Permian Basin gas production. Approximately 70% of Pioneer’s second quarter Permian Basin gas production was transported under firm pipeline contracts tied to the southern California gas price index. The remainder is primarily sold at Waha pricing under term contracts. Additional firm pipeline transportation has been secured on Kinder Morgan’s Gulf Coast Express pipeline, which is anticipated to be placed into service early in the fourth quarter of 2019. Firm transportation on the Gulf Coast Express pipeline will provide access to LNG exports terminals, refineries, petrochemical facilities and Mexican markets. The Company’s 2018 revenues from gas sales are expected to be approximately 5% of forecasted 2018 Permian oil, natural gas liquids (NGL) and gas revenues.

Second Quarter 2018 Financial Review

Sales volumes for the second quarter of 2018 averaged 328 MBOEPD. Oil sales averaged 185 thousand barrels per day (MBPD), NGL sales averaged 64 MBPD and gas sales averaged 466 million cubic feet per day (MMCFPD)3.

Similar to other companies, the Company adopted the new revenue recognition standard Accounting Standards Update No. 2014-09 (ASC 606), “Revenue from Contracts with Customers,” effective January 1, 2018. Under this new rule, gas processing fees and associated downstream fractionation and transportation fees that were previously reflected as a reduction in the Company’s reported NGL and gas revenues are now required to be recognized as an expense in the Company’s production costs. As a result of the new rule, reported NGL and gas revenues in 2018 and associated price realizations will be higher than historical price realizations, with an equivalent offsetting increase to production costs. Adoption of ASC 606 results in no change to the Company’s cash operating margins.

The average realized price for oil was $61.20 per barrel. The average realized price for NGLs was $28.83 per barrel, and the average realized price for gas was $1.97 per MCF. Adjusting for the benefit of Gulf Coast refinery and export sales under the Company’s firm transportation contracts, the average realized oil price would have increased by $4.10 per barrel to $65.30. These prices exclude the effects of derivatives.

Production costs averaged $10.50 per BOE. Depreciation, depletion and amortization (DD&A) expense averaged $12.69 per BOE. Exploration and abandonment costs were $28 million, including $4 million for drilling, acreage and other abandonments, $7 million for seismic purchases and $17 million for personnel costs. General and administrative expense totaled $95 million. Interest expense was $32 million. Other expense was $76 million, including $44 million of charges associated with excess firm gathering and transportation commitments and $9 million of charges related to the Company’s asset divestitures. Accretion of discount on asset retirement obligations was $4 million. The Company’s effective income tax rate was 23%.

Third Quarter 2018 Financial Outlook

The Company’s third quarter 2018 outlook for certain operating and financial items is provided below.

Based on the ongoing asset divestiture process, the Company is only providing Permian Basin specific estimates for production, production costs and DD&A expense for the third quarter.

Permian Basin production is forecasted to average between 278 MBOEPD to 288 MBOEPD. Production costs are expected to average $9.50 per BOE to $11.50 per BOE. DD&A expense is expected to average $12.50 per BOE to $14.50 per BOE.

Exploration and abandonment expense is forecasted to be $20 million to $30 million. General and administrative expense is expected to be $95 million to $100 million. Interest expense is expected to be $30 million to $35 million. Other expense is forecasted to be $60 million to $70 million and is expected to include $45 million to $50 million of charges associated with excess firm gathering and transportation commitments. Accretion of discount on asset retirement obligations is expected to be $4 million to $7 million.

The Company’s effective income tax rate is expected to range from 21% to 25%. Current income taxes are expected to be less than $5 million.

The Company’s financial and derivative MTM results and open derivatives positions are outlined on the attached schedules.

Earnings Conference Call

On Wednesday, August 8, 2018, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended June 30, 2018, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com
Select “Investors,” then “Earnings & Webcasts” to listen to the discussion, view the presentation and see other related material.

Telephone: Dial 888-224-1005 and confirmation code 4760373 five minutes before the call. View the presentation via Pioneer’s internet address above.

A replay of the webcast will be archived on Pioneer’s website. This replay will be available through September 03, 2018. Click Here to register for the call-in audio replay and you will receive the dial-in information.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, completion of planned divestitures, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and export facilities, Pioneer’s ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility, investment instruments and derivative contracts and purchasers of Pioneer’s oil, natural gas liquids and gas production, uncertainties about estimates of reserves and resource potential, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks, ability to implement planned stock repurchases, the risks associated with the ownership and operation of the Company’s industrial sand mining and oilfield services businesses and acts of war or terrorism. These and other risks are described in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

1)
Permian Basin second quarter 2018 production of 280 MBOEPD includes approximately 35 MMCFPD, or 5.8 MBOEPD, attributable to the first quarter of 2018 and approximately 36 MMCFPD, or 6.0 MBOEPD, attributable to the second quarter related to the adoption of the revenue recognition standard (Accounting Standards Update No. 2014-09, (ASC 606) “Revenue from Contracts with Customers”) that became effective January 1, 2018. Additionally, second quarter Permian Basin production was impacted by approximately 1.8 MBOEPD and 1.6 MBOEPD from severe weather and high field line pressures, respectively. Without these items, second quarter Permian Basin production would have been approximately 272 MBOEPD.

2)
Permian Basin second quarter 2018 oil production of 175 MBOPD was impacted by approximately 1.3 MBOPD and 0.7 MBOPD from severe weather and high field line pressures, respectively. Without these items, second quarter Permian Basin oil production would have been approximately 177 MBOPD.

3)
Total Company second quarter 2018 production of 328 MBOEPD includes approximately 35 MMCFPD, or 5.8 MBOEPD, attributable to the first quarter of 2018 and approximately 36 MMCFPD, or 6.0 MBOEPD, attributable to the second quarter related to the adoption of the revenue recognition standard (Accounting Standards Update No. 2014-09, (ASC 606) “Revenue from Contracts with Customers”) that became effective January 1, 2018. Additionally, second quarter Permian Basin production was impacted by approximately 1.8 and 1.6 MBOEPD from severe weather and high field line pressures, respectively. Without these items, second quarter total Company production would have been approximately 320 MBOEPD.

4)	Version 3.0+ completions planned during the second half of 2018 are expected to utilize 2,500 pounds per foot of proppant or greater.

Pioneer may repurchase shares from time to time at management’s discretion in accordance with applicable securities laws, including through open market transactions, privately negotiated transactions or any combination thereof. In addition, shares may also be purchased pursuant to a trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The amount and timing of repurchases are subject to a number of factors, including stock price, trading volume and general market conditions, and the program may be modified, suspended or terminated at any time by Pioneer’s Board of Directors. The Company intends to fund repurchases under the program from existing cash flow, proceeds from asset divestitures or cash and cash equivalents.

Cautionary Note to U.S. Investors --The SEC prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC. In this news release, Pioneer includes estimates of quantities of oil and gas using certain terms, such as “resource potential,” “net recoverable resource potential,” “recoverable resource,” “estimated ultimate recovery,” “EUR,” “oil in place” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC’s definitions of proved, probable and possible reserves, and which the SEC's guidelines strictly prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and, accordingly, are subject to substantially greater risk of being recovered by Pioneer. U.S. investors are urged to consider closely the disclosures in the Company’s periodic filings with the SEC. Such filings are available from the Company at 5205 N. O'Connor Blvd., Suite 200, Irving, Texas 75039, Attention: Investor Relations, and the Company’s website at www.pxd.com. These filings also can be obtained from the SEC by calling 1-800-SEC-0330.

Pioneer Natural Resources Company Contacts:
Investors
Neal Shah - 972-969-3900
Tom Fitter - 972-969-1821

Media and Public Affairs
Tadd Owens - 972-969-5760
Robert Bobo - 972-969-4020

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$792	$896
Short-term investments	391	1,213
Accounts receivable, net	853	645
Income taxes receivable	7	7
Inventories	236	212
Assets held for sale	155	—
Derivatives	2	11
Other	23	23
Total current assets	2,459	3,007
Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	20,560	20,962
Accumulated depletion, depreciation and amortization	(8,070)	(9,196)
Total property, plant and equipment	12,490	11,766
Long-term investments	313	66
Goodwill	269	270
Other property and equipment, net	1,805	1,762
Other assets, net	113	132
	$17,449	$17,003

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,523	$1,282
Interest payable	53	59
Current portion of long-term debt	—	449
Liabilities held for sale	74	—
Derivatives	512	232
Other	100	106
Total current liabilities	2,262	2,128
Long-term debt	2,285	2,283
Derivatives	89	23
Deferred income taxes	947	899
Other liabilities	382	391
Equity	11,484	11,279
	$17,449	$17,003

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues and other income:
Oil and gas	$1,286	$768	$2,552	$1,577
Sales of purchased oil and gas	1,095	349	2,166	664
Interest and other	9	16	26	30
Derivative gains (losses), net	(358)	135	(566)	286
Gain on disposition of assets, net	79	194	83	205
	2,111	1,462	4,261	2,762
Costs and expenses:
Oil and gas production	243	147	456	288
Production and ad valorem taxes	70	51	146	99
Depletion, depreciation and amortization	378	341	735	678
Purchased oil and gas	1,026	363	2,080	697
Impairment of oil and gas properties	77	—	77	285
Exploration and abandonments	28	26	63	59
General and administrative	95	81	185	165
Accretion of discount on asset retirement obligations	4	5	8	10
Interest	32	35	68	81
Other	76	59	133	119
	2,029	1,108	3,951	2,481
Income before income taxes	82	354	310	281
Income tax provision	(19)	(121)	(69)	(90)
Net income	63	233	241	191
Net loss attributable to noncontrolling interests	3	—	3	—
Net income attributable to common stockholders	$66	$233	$244	$191

Basic and diluted net income per share attributable to common stockholders	$0.38	$1.36	$1.42	$1.11

Weighted average shares outstanding:
Basic	170	170	170	170
Diluted	171	170	171	170

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Cash flows from operating activities:
Net income	$63	$233	$241	$191
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	378	341	735	678
Impairment of oil and gas properties	77	—	77	285
Impairment of inventory and other property and equipment	6	1	6	1
Exploration expenses, including dry holes	2	8	9	18
Deferred income taxes	19	121	69	90
Gain on disposition of assets, net	(79)	(194)	(83)	(205)
Accretion of discount on asset retirement obligations	4	5	8	10
Interest expense	1	1	2	2
Derivative related activity	219	(111)	355	(251)
Amortization of stock-based compensation	24	21	41	43
Other noncash items	19	14	39	40
Change in operating assets and liabilities:
Accounts receivable, net	(27)	(65)	(208)	27
Income taxes receivable	—	2	—	2
Inventories	(29)	8	(35)	(11)
Investments	2	(1)	6	1
Other current assets	(4)	7	(7)	1
Accounts payable	227	111	218	(42)
Interest payable	16	20	(5)	(9)
Income taxes payable	(1)	—	—	—
Other current liabilities	(15)	(39)	(12)	(24)
Net cash provided by operating activities	902	483	1,456	847
Net cash used in investing activities	(622)	(479)	(1,026)	(777)
Net cash used in financing activities	(489)	(7)	(534)	(528)
Net decrease in cash and cash equivalents	(209)	(3)	(104)	(458)
Cash and cash equivalents, beginning of period	1,001	663	896	1,118
Cash and cash equivalents, end of period	$792	$660	$792	$660

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Average Daily Sales Volumes (a):
Oil (Bbls)	185,495	146,884	184,015	146,255
Natural gas liquids ("NGL") (Bbls)	64,473	53,268	65,324	50,066
Gas (Mcf)	466,414	353,612	422,880	346,149
Total (BOEs)	327,704	259,087	319,819	254,012

Average Prices (a):
Oil (per Bbl)	$61.20	$45.00	$61.42	$47.01
NGL (per Bbl)	$28.83	$16.91	$28.28	$18.03
Gas (per Mcf)	$1.97	$2.62	$2.25	$2.70
Total (per BOE)	$43.12	$32.56	$44.08	$34.31

	Three Months Ended June 30, 2018
	Permian Horizontals	Permian Verticals	Eagle Ford	Other Assets	Total
	($ per BOE)
Margin Data:
Average prices	$45.73	$44.91	$35.18	$23.78	$45.11
Production costs	(4.68)	(23.83)	(11.83)	(13.43)	(8.15)
Production and ad valorem taxes	(2.52)	(2.55)	(1.58)	(1.14)	(2.35)
	$38.53	$18.53	$21.77	$9.21	$34.61
Percent Oil	63%	63%	36%	14%	59%
_______________

(a)
On January 1, 2018, the Company adopted ASC 606, "Revenue from Contracts with Customers." Changes in oil and gas revenue, gas production volumes and oil and gas production costs are due to the conclusion under the control model in the new revenue rule that the third-party processor or transporter is only providing gas processing or transportation services, and that the Company remains the principal owner of the commodity until sold to the ultimate purchaser. Results for the three and six months ended June 30, 2018 are presented in accordance with the new rule, while results for the three and six months ended June 30, 2017 continue to be reported in accordance with historical accounting rules.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During the periods in which the Company realizes net income attributable to common shareholders, the Company's basic net income per share attributable to common stockholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based basic earnings (iii) divided by weighted average basic shares outstanding and the Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The following table is a reconciliation of the Company's net income attributable to common stockholders to basic and diluted net income attributable to common stockholders for the three and six months ended June 30, 2018 and 2017:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in millions)
Net income attributable to common stockholders	$66	$233	$244	$191
Participating basic earnings	—	(2)	(2)	(2)
Basic and diluted net income attributable to common stockholders	$66	$231	$242	$189
The following table is a reconciliation of basic weighted average shares outstanding to diluted weighted average shares outstanding for the three and six months ended June 30, 2018 and 2017:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in millions)
Basic weighted average shares outstanding	170	170	170	170
Dilution attributable to stock-based compensation awards	1	—	1	—
Diluted weighted average shares outstanding	171	170	171	170

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$63	$233	$241	$191
Depletion, depreciation and amortization	378	341	735	678
Exploration and abandonments	28	26	63	59
Impairment of oil and gas properties	77	—	77	285
Impairment of inventory and other property and equipment	6	1	6	1
Accretion of discount on asset retirement obligations	4	5	8	10
Interest expense	32	35	68	81
Income tax provision	19	121	69	90
Gain on disposition of assets, net	(79)	(194)	(83)	(205)
Derivative related activity	219	(111)	355	(251)
Amortization of stock-based compensation	24	21	41	43
Other	19	14	39	40
EBITDAX (a)	790	492	1,619	1,022
Cash interest expense	(31)	(34)	(66)	(79)
Discretionary cash flow (b)	759	458	1,553	943
Cash exploration expense	(26)	(18)	(54)	(41)
Changes in operating assets and liabilities	169	43	(43)	(55)
Net cash provided by operating activities	$902	$483	$1,456	$847
_______________

(a)
“EBITDAX” represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; impairment of oil and gas properties; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; income taxes; net gain on the disposition of assets; noncash derivative related activity; amortization of stock-based compensation and other items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)
Adjusted income excluding noncash mark-to-market ("MTM") derivative losses, and adjusted income excluding noncash MTM derivative losses and unusual items, as presented in this press release, are presented and reconciled to Pioneer's net income attributable to common stockholders (determined in accordance with GAAP) because Pioneer believes that these non-GAAP financial measures reflects an additional way of viewing aspects of Pioneer's business that, when viewed together with its financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP financial measures may enhance investors' ability to assess Pioneer's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measure and should be read only in conjunction with Pioneer's consolidated financial statements prepared in accordance with GAAP. Noncash MTM derivative gains or losses and unusual items will recur in future periods; however, the amount and frequency can vary significantly from period to period. The table below reconciles Pioneer's net income attributable to common stockholders for the three months ended June 30, 2018, as determined in accordance with GAAP, to adjusted income excluding noncash MTM derivative losses and adjusted income excluding MTM derivative losses and unusual items for the quarter.

	After-tax Amounts	Amounts Per Share
Net income attributable to common stockholders	$66	$0.38
Noncash MTM derivative losses, net ($218 pretax)	170	0.99
Income adjusted for noncash MTM derivative losses	236	1.37
Unusual items - asset divestiture related charges:
Noncash impairment of Raton ($77 pretax)	60	0.35
Gain on sale of West Eagle Ford ($78 pretax)	(60)	(0.35)
Other asset divestiture related charges ($9 pretax)	7	0.04
Adjusted income excluding noncash MTM derivative losses and unusual items	$243	$1.41

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL INFORMATION

Open Commodity Derivative Positions as of June 30, 2018
(Volumes are average daily amounts)

	2018		Year Ending December 31, 2019
	Third Quarter	Fourth Quarter
Average Daily Oil Production Associated with Derivatives (Bbl):
Collar contracts:
Volume	3,000	3,000	—
NYMEX price:
Ceiling	$58.05	$58.05	$—
Floor	$45.00	$45.00	$—
Collar contracts with short puts:
Volume	154,000	159,000	65,000
NYMEX price:
Ceiling	$57.70	$57.62	$60.74
Floor	$47.34	$47.26	$52.69
Short put	$37.31	$37.23	$42.69
Average Daily NGL Production Associated with Derivatives:
Ethane basis swap contracts (a):
Volume (MMBtu)	6,920	6,920	6,920
Price differential ($/MMBtu)	$1.60	$1.60	$1.60
Average Daily Gas Production Associated with Derivatives (MMBtu):
Swap contracts:
Volume	100,000	100,000	—
NYMEX price	$3.00	$3.00	$—
Collar contracts with short puts:
Volume	50,000	50,000	—
NYMEX price:
Ceiling	$3.40	$3.40	$—
Floor	$2.75	$2.75	$—
Short put	$2.25	$2.25	$—
Basis swap contracts:
Permian Basin index swap volume (b)	60,000	60,000	44,877
Price differential ($/MMBtu)	$(1.46)	$(1.46)	$(1.46)
Southern California index swap volume (c)	80,000	66,522	84,932
Price differential ($/MMBtu)	$0.30	$0.50	$0.33
__________

(a)
The ethane basis swap contracts reduce the price volatility of ethane forecasted for sale by the Company at Mont Belvieu, Texas-posted prices. The ethane basis swap contracts fix the basis differential on a NYMEX Henry Hub ("HH") MMBtu equivalent basis. The Company will receive the NYMEX HH price plus the price differential on 6,920 MMBtu per day, which is equivalent to 2,500 Bbls per day of ethane.

(b)
The referenced basis swap contracts fix the basis differentials between the index price at which the Company sells its Permian Basin gas and the NYMEX HH index price used in swap contracts and collar contracts with short puts.

(c)
The referenced basis swap contracts fix the basis differentials between Permian Basin index prices and southern California index prices for Permian Basin gas forecasted for sale in Arizona and southern California.

Marketing derivatives. Periodically, the Company enters into buy and sell marketing arrangements to fulfill firm pipeline transportation commitments. As of June 30, 2018, the Company was party to oil basis swap contracts for 3,000 Bbls per day of July and August 2018 transportation commitments with a price differential of $3.30 per Bbl between NYMEX WTI and Magellan East Houston oil prices for Permian Basin oil forecasted for sale in the Gulf Coast Region.

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL INFORMATION (continued)

Derivative Losses, Net
(in millions)

	Three Months Ended June 30, 2018	Six Months Ended June 30, 2018
Noncash changes in fair value:
Oil derivative losses	$(203)	$(330)
NGL derivative losses	(1)	—
Gas derivative losses	(12)	(27)
Marketing derivative gains (losses)	(2)	2
Total noncash derivative losses, net	(218)	(355)

Net cash payments on settled derivative instruments:
Oil derivative payments	(140)	(212)
Gas derivative receipts	1	2
Marketing derivative payments	(1)	(1)
Total cash derivative payments on settled derivative instruments, net	(140)	(211)
Total derivative losses, net	$(358)	$(566)